Exhibit 99.3

VASCO Data Security International, Inc.

Q1 2015 Earnings Conference Call

Edited Transcript

April 28, 2015

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International Inc. - VP, Corporate Communications

Ken Hunt VASCO Data Security International Inc. - Chairman & CEO

Jan Valcke VASCO Data Security International Inc. - President & COO

Cliff Bown VASCO Data Security International Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Fred Ziegel Topeka Capital Markets - Analyst

Bob Evans Pennington Capital - Analyst

PRESENTATION

Operator

Welcome to VASCO Data Security International Inc. Q1 2015 Earnings Conference Call. During the presentation all participants’ lines will remain in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions). It is now my pleasure to turn today’s call over to Mr. John Gunn, Vice President of Corporate Communications. Please go ahead, sir. Welcome to VASCO Data Security International Inc. Q1 2015 Earnings Conference Call. During the presentation all participants’ lines will remain in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions). It is now my pleasure to turn today’s call over to Mr. John Gunn, Vice President of Corporate Communications. Please go ahead, sir.

John Gunn - VASCO Data Security International Inc. - VP, Corporate Communications

Thank you. Greetings, everyone and thank you for joining the VASCO Data Security first quarter 2015 earnings conference call. My Name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

Speaking first will be Ken Hunt, VASCO’s Chairman, Founder and CEO; followed by Jan Valcke, our President and Chief Operating Officer and Cliff Bown, our EVP and Chief Financial Officer. And then we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performances are forward-looking statements. Any statements containing words such as believes, anticipates, plans, expects, projects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of the conference call is April 28, 2015. Any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the Federal Securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reason.

And at this time, I will turn the call over to Ken Hunt.

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

Thank you, John and thank you everyone for joining us on the call today. And thank you for making the adjustment to the earlier call time for this call. I am very pleased with our financial results for the first quarter of 2015 and with the progress we continue to make in positioning VASCO for long term sustainable growth. I believe VASCO’s first quarter results demonstrate the continuing demand for our innovative authentication and anti-fraud solutions. During the first quarter of 2015 we delivered over $65 million in revenue, a 68% increase in revenues over the first quarter of 2014 and the highest quarterly revenue in the company’s history.

Due to the strong performance and strong pipeline of potential new orders, our expectations for the year have increased and this is reflected in our increased guidance which we will discuss in more detail later in the call. We believe that this quarter reflects three of the key elements of our business strategy. The first key element is to provide products that have leading edge technology that not only increases the level of security for our customers but also increases the users’ convenience. The second key element is to generate a continuing sustainable repeatable revenue stream from existing customers as they replace and/or upgrade the level of security of the products they use, and third key element is to expand our market by adding new customers.

The sale of Cronto based Rabo Scanner card readers to Rabobank, which has been a strong customer of VASCO for many years, is a prime example of the first two elements. Rabobank was an early adopter of our state of the art Cronto technology which uses a high definition, color QR code to improve security and to make reading of the QR code faster and more reliable for the end user.

Revenues related to our delivery of all products sold to Rabobank globally exceeded 30% of our first quarter revenue. As we have shared previously, we have a project based model and while a roll out of this magnitude contributes to the lumpiness in our quarterly comparisons it expands our footprint in the market. It also serves as an important benchmark as other existing customers and potential customers evaluate enhancing their defenses against the newest and most advanced hacker attacks.

At the same time, the combined revenues from all our other customers in the first quarter of 2015, which includes contribution from existing and new customers, increased more than 15% over the first quarter of 2014 which is a prime example of the second and third elements that I mentioned before.

Revenues from customers added in 2014 and 2015 were also an important part of this increase in revenues. The recently released 2015 Data Breach Investigations report from Verizon confirms that for the second year in a row compromised user credentials, meaning stolen user names and passwords, were a contributing factor in two-thirds of all successful breaches.

This is a security weakness that any organization can quickly and easily remedy by implementing our two factor authentication solution and eliminating reliance on weak and outdated passwords.

Looking forward, we expect that the significant increase in the use of mobile platforms for executing transactions of value will increase the need for cost effective security solutions. In most cases, these mobile applications run on devices and platforms that are different than most of today’s web based applications.

The need for more effective defenses against sophisticated hacker attacks, the rising demand for higher levels of user convenience and the growth in mobile applications are expected to be major growth drivers behind our continuing success. A global analyst firm just released their prediction that use of mobile banking services will triple to 2.4 billion users by the end of 2020.

We are addressing these requirements with the innovative products such as our patented Cronto technology and our DIGIPASS for Apps and DIGIPASS for Mobile library of mobile application security solutions both of which provide very high level of security with enhanced user convenience. The hardware and software implementations of our Cronto technology in our DIGIPASS 760 and DIGIPASS for Mobile recently received a five star rating from SC Magazine where they highlighted our limitless options for integration with custom applications.

We finished the quarter with a net cash balance of a $149 million and working capital of a $175 million. Our continuing robust performance and growing cash balances increases our ability to invest in growing our business. We have again stepped up our efforts to identify attractive candidates for additional tuck-in acquisitions and potentially larger targets that may allow us to accelerate our market expansion.

In summary, we remain enthusiastic about building upon our 49th consecutive quarter of delivering positive results for our shareholders. We feel that the strength of our legacy solutions augment innovative new offerings including our Cronto technology and our DIGIPASS for mobile application security solutions position VASCO for continued forward progress in executing our long term strategy.

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International Inc. - President & COO

Ladies and gentlemen, as Ken shared we’re pleased to extend the momentum from 2014 into the first quarter of 2015 as we delivered an increase of 83% in the revenue from the banking segment of our business and a 5% increase in the revenues from the enterprise and application security segment for the first quarter of 2015 compared to the first quarter of 2014.

Our first quarter of 2015 results provide additional confirmation of the operating leverage we have in our business model as our operating income as a percentage of revenue increased from 10% in the first quarter of 2014 to 25% in the first quarter of 2015. We expect our quarterly operating cost to increase during 2015 as we implement the strategy and substantial increase in our investment in R&D, marketing and sales headcount that we discussed during our fourth quarter and full year 2014 earnings conference call.

We’re also seeing additional growth in our sales pipeline. While not every opportunity can be converted into revenue we believe that our sales pipeline is at one of the strongest points in our company’s history. Our backlog remained strong, we are pleased with the number of proof of concept and product evaluations that are being conducted with our Cronto-based and DIGIPASS mobile application security solutions.

Our confidence in the potential of our mobile application security solutions, DIGIPASS for Apps and DIGIPASS for Mobile remains high as we have additional customers that have implemented this innovative library of security APIs to protect their mobile applications against the newest threats.

Some of these implementations incorporate our Cronto technology into a mobile application. We will continue to invest in the development and expansion of our mobile solutions portfolio to maintain what we believe is a market leadership position.

During the first quarter, we were pleased to report some initial progress in executing our strategy of enabling citizens to use their government issued ID to verify their identity for online applications. The Singapore government is now offering all citizens a DIGIPASS-based hardware token that they may use to authenticate themselves to multiple third party online applications.

And Fedict, a division of the Belgium government, certified VASCO as a trusted authentication provider for future use by citizens accessing e-government applications. These are long term initiatives and we do not expect them to contribute to revenue in a significant manner in 2015. Our strong growth is driven by an increasing awareness of the need for enhanced online security. This is an issue that now touches everyone and receives exhaustive media coverage.

Last year the New York Times published over 700 articles related to IT Security issues, a fivefold increase over the previous year. We believe that our focus on delivering innovative security solutions that provide high levels of protection against hackers while enhancing the end user experience are well-positioned to address the evolving needs of the market. Thank you.

And now I will return the call to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

Thank you, Jan. At this time I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security Internationl Inc. - EVP & CFO

Thank you, Ken and welcome to everyone on the call. As noted earlier by Ken, revenues for the first quarter of 2015 were $65.1 million an increase of $26.3 million or 68% from the first quarter of 2014. As noted by Jan, the increase in revenue in the first quarter reflected in 83% increase from the banking market and a 5% increase from the enterprise and application security market.

The increase in revenue from the banking market reflected both delivery of a significant amount of card readers using our new Cronto technology to Rabobank and a significant increases in revenues from other customers in the quarter. The increase in revenues from the enterprise and application security market primarily reflects growth and maintenance in support revenues. The comparison of revenues was also impacted by changes in currency rates during the period. The U.S. dollar on average strengthened approximately 19% against the euro for the quarter ended March 31, 2015 when compared to the same period in 2014.

We estimate that the change in currency rates in 2015 compared to 2014 resulted in a decrease of revenues of approximately $2.7 million for the quarter ended March 31, 2015 when compared to the first quarter of 2014. We estimate that while 96% of our consolidated revenue in the first quarter was generated outside the United States approximately 75% of our consolidated revenue was denominated in U.S. dollars.

Given the strong growth in revenue from the banking markets in the first quarter of 2015 compared to the first quarter of 2014 the distribution of our revenues in the first quarter of 2015 versus 2014 is more heavily weighted to banking. In the first quarter of 2015 approximately 88% of our consolidated revenue came from the banking market and 12% from the enterprise and application security market. In the first quarter of 2014 approximately 81% of our revenue came from the banking market and 19% came from the enterprise and application security market.

The geographic distribution of our revenue in the first quarter of 2015 was approximately 73% from EMEA, 4% from the United States, 17% from Asia, and the remaining 6% from other countries. For the first quarter of 2014, 69% of the revenue was from EMEA, 6% was from the United States, 17% was from Asia and 8% was from other countries.

Gross profit as a percentage of revenue or gross margin for the first quarter of 2015 was approximately 58% and compares to 66% for the first quarter of 2014.

The decrease in gross margin is primarily related to a decline in the gross margins for hardware products sold to the banking market, the unfavorable impact of the strengthening of the U.S. dollar to the euro, an unfavorable mix of products sold with revenues from the enterprise and application security market decreasing as a percentage of our total revenue, and a decline in non-hardware revenue as a percentage of our total revenue. The gross margins generated from the banking market in any specific period will vary based on a number of factors including but not limited to, the products sold, the quantity sold, the geographic location of the sales and competition based on product or geography. Generally we experience a significant level of competition when the sale involves card readers.

Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than other hardware related margins due to competitive pricing pressures. There are a number of competitors in the EMV, EuroPay, MasterCard, and Visa market that produce card readers with fewer features at lower costs than our products.

Card readers represented 45% of our total revenue in the first quarter of 2015 compared to 21% of our total revenue in the first quarter of 2014. The majority of our inventory purchases are denominated in U.S. dollars while our sales are denominated in various currencies including the euro. As the U.S. dollar strengthened against the euro in the first quarter of 2015 compared to the first quarter of 2014, revenues from sales made in euros decreased as measured in U.S. dollars without a corresponding change in cost of goods sold. As noted earlier the impact of changes in currency rates are estimated to have decreased revenue by approximately $2.7 million for the first quarter of 2015. Had the currency rates in 2015 been equal to the rates in 2014, the gross profit margin would have been approximately 1.7 percentage points higher for the first quarter of 2015.

The decrease in the percentage of our revenue that came from the enterprise and application security market reflected the fact that revenue from the segment increased 5% while revenue from the banking market increased 83% in the first quarter of 2015 compared to the first quarter of 2014.

As noted previously the revenue from the enterprise and application security market which generally has margins that are 30 percentage to 40 percentage points higher than the banking market was 12% of our total revenue in the first quarter of 2015 compared to 19% of our total revenue in the first quarter of 2014. Similarly revenue from non-hardware products generally as margins that are 30 percentage to 40 percentage points higher than our hardware products.

While the amount of revenue from our non-hardware products increased 4% in the first quarter of 2015 compared to the first quarter of 2014, they decreased as a percentage of total revenue from 30% in the first quarter of 2014 to 19% of revenue in the first quarter of 2015.

Operating expenses for the first three months ended March 31, 2015 were $21.6 million a decrease of $0.3 million or 1% from the quarter ended March 31, 2014. The decrease in consolidated operating expenses were primarily related to the positive impacts of the strengthening of the U.S. dollar compared to the euro and other foreign currencies and a 5% decrease in our average headcount in the first quarter of 2015 compared to the first quarter of 2014. Those were partially offset by an increase in our stock based and long term incentive plan cost.

We estimate that the strengthening of the U.S. dollar to the euro and other foreign currencies reduced operating expenses by $2.1 million in the first quarter of 2015 compared to the first quarter of 2014.

Our average headcount in the first quarter of 2015 was lower than the first quarter of 2014. As you may recall in the first quarter of 2014, we reduced headcount as we moved functions of the R&D facility in Brisbane, Australia into Vienna, Austria and we also reduced headcount in sales and marketing areas focused on the enterprise and application security market to improve profitability. As noted earlier by Jan, we have begun to implement a strategic and substantial increase in our investment in staff in both our research and development and our sales and marketing areas.

In the first quarter of 2015, operating expenses included $1.2 million of expense related to stock based and long term incentive plan cost compared to expense of $0.6 million in the first quarter of 2014.

By functional area our operating expenses decreased $0.6 million or 6% in sales and marketing and decreased $0.6 million or 12% in research and development but were partially offset by an increase of $0.8 million or 16% in general and administrative expenses. The decline in operating expenses in both sales and marketing and research and development was primarily due to the strengthening of the U.S. dollar compared to the foreign currencies. The increase in general and administrative expenses primarily reflected the increase in our stock based and long term incentive plan costs and professional fees.

Operating income for the first quarter of 2015 was $16.1 million, an increase of $12.2 million or 313% from the first quarter of 2014. Operating income as a percent of revenue or operating margin on a U.S. GAAP basis was 25% for the first quarter of 2015 compared to 10% for the first quarter of 2014. The company reported income tax expense of $2.2 million for the first quarter of 2015 compared to $827,000 for the first quarter of 2014. The increase in tax expenses is attributable to an increase in our pretax income partially offset by a decrease in our estimated full year tax rate for 2015 compared to 2014. The effective tax rate for the first quarter of 2015 was 14% a decrease of 5 percentage points from 19% in the first quarter of 2014.

The decrease in the tax rate was primarily related to changes in the estimated distribution of earnings and changes in estimates of the tax rate applicable to the certain components of our deferred tax balances.

The makeup of our workforce as of March 31, 2015 was 378 people worldwide with 186 in sales, marketing, customer support operations, 135 in research and development and 57 in general and administrative. The average headcount for the first quarter of 2015 was 375 persons which was 5% lower than the average head count for the first quarter of 2014 of 393 persons.

Our balance sheet continued to show the strength of our operations, our net cash balance including short term investments as of March 31, 2015 was $149.1 million and an increase of $11.7 million or 9% from December 31, 2014. And our working capital balance as of March 31, 2015 was $174.9 million an increase of $13.8 million or 9% from December 31, 2014.

The increase in cash and working capital is primarily attributable to the positive cash flow generated from operations. We had no debt outstanding at either March 31, 2015 or December 31, 2014.

Thank you for your attention. I would now like to turn the call back to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

Thank you, Cliff. At this time I would like to highlight our guidance for 2015. VASCO is increasing its guidance for revenue for the full year of 2015. We currently believe that our revenue will be in the range of $230 million to $240 million compared to $220 million to $230 million communicated previously. This is based on our strong first quarter and having greater visibility into our pipeline of potential new orders for both our traditional and new products. We expect that our mobile solutions, DIGIPASS for Apps and DIGIPASS for Mobile, and solutions based on our Cronto technology will continue to make important contributions to our revenue in 2015 and beyond. As has been our recent practice we continue to provide annual guidance only given the fact that quarterly comparisons to any prior period are challenging given our sales and licensing model. Within that context as noted previously and as evident from our current guidance we expect the comparisons of 2015 results to the prior year will be stronger in the first half of this year than in the second half.

As noted in our 10K for the year ended December 31, 2014 we started shipping the Cronto based Rabo Scanner to Rabobank in the third quarter of 2014. We are also increasing our guidance for operating income as a percentage of revenue, we expect that operating income as a percentage of revenue excluding the amortization of purchased intangible assets is projected to be in the range of 19% to 22% compared to 17% to 20% communicated previously.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call I would appreciate it if you would limit your questions to initial question plus a follow-up. If you have additional questions please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from the line of Joe Maxa of Dougherty & Company. Please proceed with your question.

Joe Maxa - Dougherty & Company - Analyst

Congrats on a nice quarter. The Rabobank, obviously very strong in the quarter, last quarter you suggested it would go into Q3, are we still expecting that? Basically, the question is, does Q2 look like it will be a similar contribution from Rabobank?

Cliff Bown - VASCO Data Security Internationl Inc. - EVP & CFO

The 10K that we filed indicated that the Rabobank order started in the third quarter of 2014 and was scheduled to be completed in the third quarter of 2015. However our history with Rabobank has been that we get follow on orders after the initial roll out. So while we don’t have orders in hand and in backlog today that go beyond the third quarter of 2015 we would expect that there will be either orders in the fourth quarter or in 2016 that have similar products. In terms of the amount of revenue that would come in Q2 versus Q1, or Q3 versus Q2, at this point we’re about half way maybe a little over halfway through that initial order. So I guess the answer without getting quarter specific as we don’t want to give quarter guidance is between second and third quarter, we should see volume similar to what we have seen since the third quarter of 2014 through the end of the first quarter of 2015.

Joe Maxa - Dougherty & Company - Analyst

And then the overall pipeline, obviously it sounds like it’s still very strong, I’m just wondering, Ken or Jan, on these CrontoSign, potential large deals that could occur and just what that pipeline looks like and do we expect those to be mostly in Europe or are you starting to see some opportunity outside of that perhaps in Asia Pacific or in the U.S.?

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

We are finding a very strong reception and interest in the CrontoSign products as well as DIGIPASS for Apps. I would like Jan to give you a little more color however.

Jan Valcke - VASCO Data Security International Inc. - President & COO

On the DIGIPASS for Apps, you need to see that today the Cronto is completely integrated in that suite of products. So if we talk about DIGIPASS for Apps, an option for customers is also to use that Cronto technology if it comes to client software. If it comes to the hardware devices, we have of course the whole suite of products where Cronto is a part of it. And indeed like Ken is mentioning, we see a nice and a strong demand basically for as well our DIGIPASS for Apps products as well for our DIGIPASS based on the Cronto technology. We see that in Europe but we see that also in Asia and I should say in North America we see mainly the software based solutions as a demand.

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

And, without giving you numbers one of the ways we judge the reception and interest is the number of proof of concepts that are underway where our customer has brought in our solution and is judging the reception of their customers by how they like the product so that’s also a very strong indicator - the number of proof of concepts that we have underway right now.

Joe Maxa - Dougherty & Company – Analyst

So Ken, last for me then is on these proof of concepts how does that look compared to six months ago or a year ago on the new Cronto technology, is it doubled, tripled? How should we think of that?

Jan Valcke - VASCO Data Security International Inc. - President & COO

I should say, about the proof of concepts, in general let me, I don’t want to give too much specifics about the proof of concept is probably 50% higher than six months to a year ago.

Operator

(Operator Instructions). Our next question comes from the line of Fred Ziegel of Topeka Capital Markets. Please go ahead.

Fred Ziegel - Topeka Capital Markets - Analyst

I suppose this is a question for Jan, I think you said you’re not expecting any significant revenues in 2015 from either Singapore or Belgium. I guess I would also throw in Mizuho, how should we think of that in terms of deployments what do we (technical difficulty) started?

Jan Valcke - VASCO Data Security International Inc. - President & COO

As I think we need to make a difference here between Singapore and Belgium. In Singapore the government is and will deploy hardware based DIGIPASSes to give the citizens access to government and non-government applications. The start will really be in the second half of the year and we will probably continue in 2016. The Belgium, so and in Singapore that’s basically for all citizens, in Belgium it’s a bit different because like in Singapore that DIGIPASS can be seen as an eID card, it’s not really an eID card you could see as an online electronic eID card.

In Belgium, the situation is different. All citizens have here already an eID card, it’s a smart card. There is a chip on it and on that chip are several applications but two applications are interesting for VASCO that is an authentication module and also a digital signing module. Now that exists already since many years in Belgium, the license we have got from the Belgium government is to do brokerage of identities that means we do not verify identity, we’re getting identities on our MYDIGIPASS platform.

Once we have that identity we’re selling together with authentication that identity to several applications. So that is the license we got from Belgium, so whilst in Singapore this is a let’s say a deployment of Hardware DIGIPASSes, in Belgium it will be more of selling of electronic identities together with authentication to different type of application so that will be slower in Belgium because first the application’s need to be implemented on our platform. So I would expect that not a significant revenue in 2015 in Belgium but rather in 2016.

Fred Ziegel - Topeka Capital Markets - Analyst

Deutsche Bank made an announcement they are going to be deploying the Cronto sign technology, can you shed any light on some of the details around that?

Jan Valcke - VASCO Data Security International Inc. - President & COO

Let me first give you a little bit specifics of maybe the German market in general because markets can be very different when it comes to electronic banking country by country. In Germany, there are a couple of standards, one standard is more for the corporate banking, cash management if you wish, and there are other standards, other standard for the retail banking. I guess in Germany that I should call that a medium mature market if it comes to retail banking because there are less than 50% of the consumers really doing electronic banking where two factor authentication is needed. In Germany those standards there are a couple of technologies that can be used for those standards. The first one is what is called an electronic TAN list. It’s a paper based where you’ve all kinds of numbers and then the bank gives you give me number thirteen that is on your paper, or banks can use a SMS solution or a real software or hardware two factor authentication. That is the German case, so it’s a mix of technology that can be used.

That is the same thing in the Deutsche Bank, there is a mix of technologies that can be used. There is a big but in the German market that is a lot in favor for VASCO. The TAN list, the paper based numbers let’s say are not seen any more as high level of security and will disappear that will not happen right away but in the next month’s banks or some banks will not at least for the new customers, they will not use any more TAN list based security and later on this year they will replace all the paper TAN lists by other two factor authentication products.

So again that is the same case at the Deutsche Bank., so I should say once we’re in the third quarter the paper based TAN lists will be replaced by mainly three technologies one based on SMS, one based on a software, and one based on hardware. The software and the hardware are DIGIPASS products with Cronto technology, so I would say as a conclusion it is the beginning at Deutsche Bank that we’re deploying and that the market will evolve to products with software technology, hardware technology and SMS technology.

Fred Ziegel - Topeka Capital Markets - Analyst

Are the deployments you’re going to be involved in include both retail and corporate?

Jan Valcke - VASCO Data Security International Inc. - President & COO

No, we’re talking here — Cronto based products we are talking here about retail. The cash management has other standards. But I would say also is in general in the German market it’s a medium mature market that means that still a lot of people needs to go to really to electronic banking, or electronic banking where two factor authentication is needed.

Operator

Our next question comes from the line of Bob Evans of Pennington Capital. Please proceed with your question.

Bob Evans - Pennington Capital - Analyst

My questions were mainly answered. I was mainly interested in the timing and ramp of potential revenue from Deutsche Bank and what that business could ultimately be and what that customer could ultimately be?

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

So you’ve had your questions answered Bob?

Bob Evans - Pennington Capital – Analyst

Yes. Thank you.

Operator

(Operator Instructions). We do have a follow-up question from the line of Joe Maxa of Dougherty & Company. Please proceed.

Joe Maxa - Dougherty & Company - Analyst

I was wondering if you can give us a little color on your penetration rate of your existing customers. Perhaps, I’m assuming it’s different by region, but what I mean by that is, of let’s say a Deutsche Bank or Mizuho or Rabobank, of the number of the customers they have using online banking today what percent of them would have a DIGIPASS or are using some type of two factor authentication, any color would be helpful.

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

We don’t know for sure, we certainly know how many devices whether it’s a device or software that we ship to any individual customer in terms of the number of customers. Sometimes the bank will talk about that in their annual report to shareholders, sometimes they don’t. So we do Google searches just like you would. I would say generally speaking however that even in our existing customer base we have a greenfield. We are not nearly penetrated or saturated in those existing customers so that’s an opportunity. The DIGIPASS for Mobile, the Cronto software for smartphones makes it easier for a bank to accept something stronger and convenient for their lower end customers. It’s much easier as an example to deploy an app that a customer can download to their smartphone. So I think in general we feel that we have a tremendous opportunity and incremental opportunity with our existing customers and with our innovative products and platform of the VACMAN controller platform that plays every single product we have, we think that we have advantage going out and competing in the general marketplace and an advantage going to banks and other companies that have a competitor’s product and replacing them. Jan, do you have anything else to add to that?

Jan Valcke - VASCO Data Security International Inc. - President & COO

In different words is in the banks we have mainly three applications, if we talk about the customer, probably almost all customers are using our products to secure transactions for cash management. Some are using our products for retail banking and now some are using it for mobile banking. So mobile banking is really, obviously mobile banking really has incremental business so I do agree with what Ken is saying there is a lot of greenfield that is available for VASCO in our existing customer base.

Operator

(Operator Instructions). There appear to be no further questions at this time. I will now turn the call back to you. Please continue with your presentation.

Ken Hunt - VASCO Data Security International Inc. - Chairman & CEO

All right, thank you very much operator. Well again I would like to thank everybody for attending the call and adjusting to our little bit earlier timeframe today and as usual I want to thank the VASCO people around the world for your excellent work, your hard work, your positive attitude and everybody have a great day. Bye.

Operator

Ladies and gentlemen, that does conclude today’s presentation. We do thank you for your participation and ask that you please disconnect your lines. Have a great day, everyone.